Exhibit 5.1

A&L Goodbody Solicitors	Dublin
International Financial Services Centre	Belfast
25-28 North Wall Quay, Dublin 1	London
D01 H104	New York
T +353 1 649 2000	San Francisco
Dx: 29 Dublin | www.algoodbody.com	Palo Alto

Date	15 July 2020

Our Ref	AFC/AHN 01427724

Osmotica Pharmaceuticals plc

25-28 North Wall Quay

Dublin 1

Ireland

Re: Osmotica Pharmaceuticals plc (the Company)

Dear Sirs

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 607944), in connection with the public offering (the Transaction) by the Company of up to 5,750,000 ordinary shares in its capital with a nominal value of US$0.01 per share (the Shares) pursuant to a registration statement on Form S-3 (File No. 333-236193) filed by the Company with the U.S. Securities and Exchange Commission (the SEC) on 31 January 2020 (the Registration Statement), under the Securities Act of 1933, as amended (the Securities Act) and the prospectus contained therein (the Base Prospectus) for the registration of, amongst other things, ordinary shares, nominal value of US$0.01 per share, of the Company, which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an initial aggregate offering price not to exceed $200,000,000; and the prospectus supplement dated 13 July 2020 (the Prospectus Supplement, and together with the Base Prospectus, the Prospectus) relating to the issuance by the Company of the Shares (the Prospectus, together with the Registration Statement, the Registration Documents).

The Shares will be issued pursuant to an underwriting agreement dated 13 July 2020 between the Company and Credit Suisse Securities (USA) LLC as underwriter (the Underwriting Agreement, and together with the Registration Documents, the Transaction Documents).

In connection with the Opinion, we have examined and relied upon copies of:

•	the Transaction Documents;

•	legal searches against the Company on 15 July 2020 on the file of the Company maintained by the Registrar of Companies in Dublin, the Judgments Office of the High Court and the Central Office of the High Court (the Searches); and

•	such other corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed.

Terms not defined herein shall have the meaning respectively assigned to them in the Transaction Documents.

CE Gill • JG Grennan • PD White • VJ Power • LA Kennedy • SM Doggett • B McDermott • C Duffy • PV Maher • S O’Riordan • MP McKenna • KA Feeney • M Sherlock • E MacNeill KP Allen • EA Roberts • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • AC Burke • D Widger • C Christle • S O’Croinin • JW Yarr • DR Baxter • A McCarthy • JF Whelan JB Somerville • MF Barr • AM Curran • A Roberts • M Dale • RM Moore • D Main • J Cahir • M Traynor • PM Murray • P Walker • K Furlong • PT Fahy • D Inverarity • M Coghlan • DR Francis A Casey • B Hosty • M O’Brien • L Mulleady • K Ryan • E Hurley • G Stanley • D Dagostino • R Grey • R Lyons • J Sheehy • C Morrissey • C Carroll • SE Carson • P Diggin J Williams • A O’Beirne • MD Cole • G Conheady • J Dallas • SM Lynch • M McElhinney • C Owens • AD Ion • K O'Connor • JH Milne • T Casey • M Doyle • CJ Comerford • R Marron D Berkery • K O'Shaughnessy • S O'Connor • SE Murphy • D Nangle • L Butler • A Lawler • C Ó Conluain • N McMahon • HP Brandt • A Sheridan Consultants: SW Haughey • Professor JCW Wylie • AF Browne • MA Greene • AV Fanagan • PM Law

1	Opinion

Subject to the below qualifications and assumptions and to any matters not disclosed to us, we are of the opinion that the Shares, when issued in accordance with the terms of the Transaction Documents, will be duly authorised, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable).

2	Assumptions

For the purposes of giving this Opinion we have assumed:

2.1	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2	the genuineness of the signatures and seals on all original and copy documents which we have examined;

2.3	the truth and accuracy as to factual matters of the contents of the corporate certificate of the Secretary of the Company dated the date of this Opinion;

2.4	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction;

2.5	the accuracy and completeness of all information appearing on public records;

2.6	that the constitution of the Company as adopted on 17 October 2018 and as available in the Irish Companies Registration Office as at the date of this Opinion is correct and up to date;

2.7	none of the resolutions and authorities of the board of directors, any committee of the board of directors or shareholders of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities;

2.8	the accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this opinion and has not since the time of such search or enquiry been altered;

2.9	that there has been no alteration in the status or condition of the Company as disclosed by the Searches;

2.10	the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company has entered into the Transaction in good faith, for its legitimate and bona fide business purposes, for good consideration, and that it derives commercial benefit from the Transaction commensurate with the risks undertaken by it in the Transaction;

2.11	that any Shares offered under the Registration Statement will be in consideration of the receipt by the Company prior to the issue of the Shares pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Shares and any premium required to be paid up on the Shares pursuant to their terms of issue;

2.12	that all securities issued and sold under the Registration Statement will be issued and sold in compliance with all applicable laws (other than Irish law), including applicable federal and state securities laws, in the manner stated in the Registration Documents;

2.13	that the Underwriting Agreement has been duly authorised and validly executed and delivered by the Company and the other parties thereto;

2.14	that, at the time of issue of the Shares, the authority of the Company and the directors of the Company to issue the Shares, as provided for in the Irish Companies Act 2014 (the Companies Act) and the Constitution of the Company, is in full force and effect;

2.15	that the issue of the Shares will be in compliance with the Companies Act, the Irish Takeover Panel Act, 1997, Takeover Rules 2013, and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

2.16	that, as at the time of the issuance of the Shares, such issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject; and

2.17	that the Registration Documents do not constitute (and are not intended/required to constitute) a prospectus within the meaning of Part 23 of the Companies Act and that no offer of securities to the public is made, or will be made, that required the publication of a prospectus pursuant to Irish prospectus law in general, or in particular pursuant to the Prospectus Regulation (Regulation (EU) 2017/1129) or the European Union (Prospectus) Regulations 2019.

In rendering this Opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof. This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time, nor to notify you of any change of law, facts or circumstances referred to or relied upon in the giving of this Opinion.

This Opinion is given solely for the benefit of the addressee of this Opinion and may not be relied upon by any other person without our prior written consent, provided, however, that it may be relied upon by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

This Opinion is also strictly confined to the matters expressly stated herein and is not to be read as extending by implication or otherwise to any other matter.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Company’s Current Report on Form 8-K and any amendments thereto and to the use of our name under the caption “Legal Matters" in the Prospectus.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/s/ A&L Goodbody

A&L Goodbody

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